Exhibit 5.1
March 5, 2008
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA 94043
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to Hansen Medical, Inc. (the “Company”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”), as it may be amended pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale from time to time pursuant to Rule 415 under the Act of up to $75,000,000 of shares of the Company’s Common Stock (the “Shares”).
     In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon completion of the proceedings being taken or contemplated to be taken prior to the sale of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and in any amendment or supplement thereto.

Very truly yours,
/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP